Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 1st Quarter 2018

LOS ANGELES, CA — (BUSINESS WIRE) — April 30, 2018 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of ($84) thousand, or ($0.00) per diluted share, for the first quarter of 2018, compared to net income of $1.2 million, or $0.05 per diluted share, for the first quarter of 2017.

The lower earnings during the first quarter of 2018 compared to the first quarter of 2017 primarily resulted from a decrease of $1.2 million in non-interest income as the prior year’s quarter included an insurance litigation settlement of $1.2 million.  In addition, in the first quarter of 2017 the Company’s reported income was enhanced by a loan loss provision recapture of $350 thousand.  During the first quarter of 2018, the Bank did not report any loan loss provision or recapture.

Chief Executive Officer, Wayne Bradshaw, commented, “During the first quarter, we continued executing the plan that we started in 2017 to improve our business model by diversifying our loan mix while growing our loan portfolio in 2018 and beyond.  That plan required extensive loans sales in 2017 of almost $100 million to maintain compliance with the regulatory loan concentration guidelines applicable to the Bank, and adversely impacted our ability to generate profits in the first quarter, particularly given the relatively flat yield curve that has squeezed interest margins.  Nonetheless, we met our budget for the first quarter, and positioned the Company to resume growth and profits.  We start the second quarter with capacity to add more multi-family loans to our portfolio and have already rebuilt a pipeline of new potential originations that should return the Bank to a level of monthly loan originations consistent with our performance over the past few years.  Those efforts are being enhanced by our marketing of complementary loan products to our customer base, such as construction loans and owner-occupied commercial real estate loans, which will diversify our loan mix and should improve the overall yield of Broadway’s loan portfolio.  Despite the pause in profits during the first quarter, we continued to improve the strength of Broadway’s capital base and the quality of the Bank’s loan portfolio, while ensuring that the Bank maintains compliance with the full gamut of regulatory guidelines.  I am pleased to report that the Bank’s Total Capital Ratio increased to 20.23% at the end of the first quarter, and the Bank’s delinquencies decreased to approximately $100 thousand, or 0.03% of total loans.

“I wish to thank again our team for their dedication and tireless efforts to build value, and Broadway’s stockholders for their continuing support of our mission and business plans.”

Net Interest Income

For the first quarter of 2018, net interest income decreased by $305 thousand to $2.8 million from $3.1 million for the same period a year ago, primarily because of a decrease of $29.7 million in average interest-earning assets, combined with a decrease of 9 basis points in the net interest margin.  The decline in average interest-earning assets consisted of a decrease of $39.7 million in the average balance of loans receivable compared to the prior year’s first quarter, which resulted from the sale of multi-family loans throughout 2017 to maintain compliance with regulatory loan concentration guidelines and was partially offset by an increase of $10.0 million in securities and other interest-earning assets.

Interest income on loans receivable decreased by $455 thousand to $3.5 million for the first quarter of 2018, from $4.0 million for the first quarter of 2017.  Lower interest income on loans receivable for the first quarter of 2018 resulted from the decrease in the average balance of loans receivable, which decreased interest income by $392 thousand.  Additionally, the average yield on loans receivable during the first quarter of 2018 decreased by 6 basis points compared to the first quarter of 2017, which reduced interest income by $63 thousand.  The decrease in the average yield on loans receivable primarily resulted from the payoff of loans with higher rates than those originated over the last year.

Interest income on securities increased by $34 thousand to $109 thousand for the first quarter of 2018, from $75 thousand for the first quarter of 2017, due to an increase of $4.2 million in the average balance of securities and an increase of 22 basis points in the average yield on securities.  Other interest income increased by $42 thousand to $140 thousand for the first quarter of 2018, from $98 thousand for the first quarter of 2017.  The increase of $42 thousand in other interest income was due to an increase of $52 thousand in interest income on interest-bearing deposits in other banks, primarily reflecting a higher average yield and a higher average balance for the first quarter of 2018, which was partially offset by a decrease of $10 thousand in dividend income earned on the Bank’s investment in Federal Home Loan Bank (“FHLB”) stock.

Interest expense on deposits increased by $57 thousand to $631 thousand for the first quarter of 2018, from $574 thousand for the first quarter of 2017.  Higher interest expense on deposits for the first quarter of 2018 primarily resulted from an increase of 9 basis points in the average cost of deposits, which increased interest expense by $97 thousand.  The average balance of deposits decreased by $4.5 million, which decreased interest expense by $40 thousand.

Interest expense on borrowings decreased by $131 thousand to $353 thousand for the first quarter of 2018, from $484 thousand for the first quarter of 2017.  Lower interest expense on borrowings for the first quarter of 2018 primarily resulted from a decrease of $26.7 million in the average balance of FHLB advances, which decreased interest expense by $123 thousand.  The average cost of FHLB advances decreased by 7 basis points, which reduced interest expense by $16 thousand, whereas the interest rate on the Company’s junior subordinated debentures increased during the first quarter of 2018, resulting in additional interest expense of $8 thousand.

Loan Loss Provision Recapture

During the first quarter of 2018, the Bank did not record any loan loss provisions or recaptures, compared to $350 thousand of loan loss provision recaptures for the first quarter of 2017.  The requirements for the allowance for loan losses (“ALLL”) on loan originations and loans transferred from held for sale during the first quarter of 2018 were offset by payoffs, recoveries of problem loans, and continued improvement in the overall credit quality of the loan portfolio.  At March 31, 2018, the ALLL was $4.2 million, or 1.19% of our gross loans receivable held for investment, compared to $4.1 million, or 1.20% of our gross loans receivable held for investment at December 31, 2017.  At March 31, 2018, the ALLL as a percentage of non-performing loans increased to 248.10% from 230.41% at the end of 2017.

Non-interest Income

Non-interest income for the first quarter of 2018 totaled $131 thousand, compared to $1.4 million for the first quarter of 2017.  The decrease in non-interest income of $1.2 million was primarily due to an insurance litigation settlement that was included in the Bank’s results for the first quarter of 2017.

Non-interest Expense

Total non-interest expense was $3.0 million for both the first quarters of 2018 and 2017.  Overall non-interest expense decreased by $11 thousand, primarily reflecting a decrease of $82 thousand in compensation and benefits expense, partially offset by an increase of $64 thousand in REO expense.  Compensation and benefits expense decreased primarily due to a higher amount of salary deferred as loan origination costs and lower salary expense, which were partially offset by higher stock based compensation expense.  REO expense increased due to a $45 thousand write down of the Bank’s sole REO property to reflect the estimated net sale proceeds, after estimated selling expenses, from a pending sale of the property.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax benefit of $43 thousand for the first quarter of 2018 and income tax expense of $513 thousand for the first quarter of 2017.  The Company’s effective income tax rate was 33.86% for the first quarter of 2018 compared to 29.40% for the first quarter of 2017.  The Company had no valuation allowance on its deferred tax assets, which totaled $5.1 million at March 31, 2018 and December 31, 2017.

Balance Sheet Summary

Total assets decreased by $12.2 million to $401.5 million at March 31, 2018 from $413.7 million at December 31, 2017.  The decrease in total assets primarily consisted of a decrease of $16.9 million in loans receivable held for sale, a decrease of $6.0 million in cash and cash equivalents and a decrease of $800 thousand in securities available-for-sale, which were partially offset by an increase of $11.3 million in net loans receivable held for investment.

Loans Held for Investment, net of the allowance for loan losses, totaled $346.2 million at March 31, 2018, compared to $334.9 million at December 31, 2017.  During the first quarter of 2018, the Bank transferred $16.9 million of multi-family loans from Loans Held for Sale to Loans Held for Investment and originated another $15.0 million of multi-family loans for Loans Held for Investment.  No loans originated during the first quarter of 2018 were originated for sale.  In contrast, during the first quarter of 2017, the Bank originated $1.9 million of multi-family loans for its portfolio, and $48.7 million of multi-family loans for sale.  Loan repayments during the first quarter of 2018 totaled $20.4 million, compared to $19.8 million during the first quarter of 2017.  At the end of the first quarter of 2018, the Bank still has sufficient capital to continue adding to its multi-family loan portfolio, while staying within regulatory concentration guidelines.

The Bank’s sole REO, recorded at $878 thousand at year end 2017, was written down to $833 thousand during the first quarter to reflect the estimated net sale proceeds, after estimated selling expenses, from a pending sale of the property.

Deposits decreased to $280.3 million at March 31, 2018 from $291.3 million at December 31, 2017, which consisted of a decrease of $24.0 million in liquid deposits, partially offset by an increase of $13.0 million in certificates of deposit (“CDs”), primarily in Certificate of Deposit Account Registry Service (“CDARS”) accounts.  During the first quarter of 2018, a long-time depositor transferred $25.0 million from his money market account to CDARS.

Total borrowings at March 31, 2018 and December 31, 2017 consisted of advances to the Bank from the FHLB of $65.0 million, and subordinated debentures issued by the Company of $5.1 million.

Stockholders’ equity was $47.4 million, or 11.82% of the Company’s total assets, at March 31, 2018, compared to $47.7 million, or 11.54% of the Company’s total assets, at December 31, 2017.  The Company’s book value was $1.73 and $1.74 per share as of March 31, 2018 and December 31, 2017, respectively.

At March 31, 2018, the Bank’s Total Capital ratio (Total Capital to Total Risk-Weighted Assets) was 20.23%, its Common Equity Tier 1 ratio (Common Equity Tier 1 Capital to Total Risk-Weighted Assets) was 18.97%, and its Leverage ratio (Tier 1 Capital to Adjusted Total Assets) was 11.88%, compared to a Total Capital ratio of 19.88%, a Common Equity Tier 1 ratio of 18.63%, and a Leverage ratio of 11.39% at December 31, 2017.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, monetary and fiscal policy changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact:	Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2018	December 31, 2017
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$16,247	$22,219
Securities available-for-sale, at fair value	16,694	17,494
Loans receivable held for sale	5,428	22,370
Loans receivable held for investment	350,401	338,920
Allowance for loan losses	(4,183)	(4,069)
Loans receivable held for investment, net of allowance	346,218	334,851
Total assets	401,498	413,704
Deposits	280,330	291,290
FHLB advances	65,000	65,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	47,445	47,731

Book value per share	$1.73	$1.74
Equity to total assets	11.82%	11.54%

Asset Quality Ratios:
Non-accrual loans to total loans	0.47%	0.49%
Non-performing assets to total assets	0.63%	0.64%
Allowance for loan losses to total gross loans	1.19%	1.20%
Allowance for loan losses to total delinquent loans	4,100.98%	1,040.66%
Allowance for loan losses to non-performing loans	248.10%	230.41%

Non-Performing Assets:
Non-accrual loans	$1,686	$1,766
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	833	878
Total non-performing assets	$2,519	$2,644

	Three Months Ended March 31,
	2018		2017
Selected Operating Data and Ratios:
Interest income	$3,758		$4,137
Interest expense	984		1,058
Net interest income	2,774		3,079
Loan loss provision recapture	—		350
Net interest income after loan loss provision recapture	2,774		3,429
Non-interest income	131		1,359
Non-interest expense	(3,032)		(3043)
(Loss) income before income taxes	(127)		1,745
Income tax (benefit) expense	(43)		513
Net (loss) income	$(84)		$1,232

(Loss) earnings per common share — basic and diluted	$(0.00)		$0.05

Loan originations (1)	$15,012		$50,645	(2)

Net recoveries to average loans	(0.13	)%(3)	(0.14	)%(3)
Return on average assets	(0.08	)%(3)	1.12	%(3)
Return on average equity	(0.70	)%(3)	10.81	%(3)
Net interest margin	2.79	%(3)	2.88	%(3)

(1)         Does not include net deferred origination costs.

(2)         Includes loans held for sale originations of $48.7 million for the three months ended March 31, 2017.

(3)         Annualized